Exhibit 23.1
            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------





The Board of Directors
Farmers Capital Bank Corporation:

We consent to the incorporation by reference in Registration Statement Numbers 333-63037 and 333-116801 on Forms S-8 of Farmers Capital Bank Corporation of our reports dated February 28, 2005 with respect to the consolidted financial statements of Farmers Capital Bank Corporation, and management's assessment of the effectiveness of internal conrol over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Farmers Capital Bank Corporation for the year ended December 31, 2004.


/s/ Crowe Chizek and Company LLC

Louisville, Kentucky
March 10, 2005